Exhibit 99.1

The First Bancshares, Inc. Reports a 35.3% Increase in Year-Over-Year Results and Declares Quarterly Dividends

HATTIESBURG, Miss.--(BUSINESS WIRE)--January 28, 2016--The First Bancshares, Inc. (NASDAQ: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported net earnings available to common shareholders of $8.5 million or $1.55 in fully diluted earnings per share for the year ended December 31, 2015, up from $1.19 in fully diluted earnings per share for the year ended December 31, 2014. This represents an increase of $2.2 million in earnings available to common shareholders, a 35.3% increase over fiscal year 2014 results. Net income available to common shareholders for the quarter ended December 31, 2015 was $2.3 million as compared to $2.0 million for the same period in 2014, a 16.3% increase. Net income available to common shareholders increased $132,000, a 6.2% increase during the fourth quarter of 2015 as compared to the third quarter of 2015. Diluted earnings for the fourth quarter of 2015 were $0.42 per common share, compared to $0.36 per common share reported for the fourth quarter of 2014 and $0.39 per common share reported for the third quarter of 2015.

M. Ray “Hoppy” Cole, President & Chief Executive Officer, commented, “2015 was an outstanding year for our Company. Net income available to common shareholders increased 35.3% during 2015, in a year without any major acquisitions. This significantly improved profitability is the result of our team’s focus on client service, on growing existing as well as establishing new relationships while maintaining a disciplined approach to asset quality and expense control. We are pleased with our progress and remain nimble and opportunistic in seeking opportunities to grow our business in the Gulf South region.”

Balance Sheet

Consolidated assets increased $7.2 million or 0.6% to $1.1 billion for the quarter ended December 31, 2015. Total loans were $773 million at December 31, 2015 as compared to $747 million at September 30, 2015 representing a 3.5% increase. Increased loan volume was spread across commercial and residential categories with commercial construction experiencing the largest growth. Fundings for commercial construction loans increased $13.4 million or 15.6% quarter over quarter.

Total deposits decreased $47.1 million or 4.9% to $916.7 million for the quarter ended December 31, 2015. This decrease reflects seasonal fluctuations in our public deposit portfolio. Total deposits adjusted for seasonal public fund changes increased $4.4 million or .61% for quarter ended December 31, 2015.

Asset Quality

Nonperforming assets totaled $10.9 million at December 31, 2015, a decrease of $1.6 million compared to $12.5 million at September 30, 2015. The ALLL/total loans ratio was 0.87% at December 31, 2015 and 0.90% at September 30, 2015. Including valuation accounting adjustments on acquired loans, the total valuation plus ALLL was 1.11% of loans at December 31, 2015. The ratio of annualized net charge-offs (recoveries) to total loans was (0.002%) for the quarter ended December 31, 2015 compared to (0.03%) for the quarter ended September 30, 2015. As noted in our first quarter 10-Q, the Company had been notified that a recovery of $941,000 was more likely than not expected during 2015. We received the first installment during the second quarter of 2015 which totaled $481,000 and the second installment during the third quarter of 2015 which totaled $241,000. The remaining balance of $219,000 is expected to be received in 2016.

Energy Loans

At December 31, 2015 the company had direct energy related loans of $20.9 million, representing 2.7% of the total loan portfolio. $20.3 million or 97% of the outstanding are secured by marine assets that operate in the Gulf of Mexico, which are under term contracts to major operators tied primarily to oil and gas production not exploration.

All direct energy related loans are performing and are not adversely classified based on both internal and external reviews completed during the fourth quarter of 2015.

Fourth Quarter 2015 vs. Fourth Quarter 2014 Earnings Comparison

Fourth quarter 2015 net earnings available to common shareholders totaled $2.3 million compared to $2.0 million for the fourth quarter of 2014. Revenues from consolidated operations increased $603,000 in quarterly comparison. Net interest income increased $742,000 in quarterly comparison as interest income earned on a higher volume of loans attributed to this overall increase. Noninterest income decreased $152,000 in quarterly comparison for the fourth quarter of 2015 as compared to the fourth quarter of 2014 consisting mainly of decreased mortgage income.

Fourth quarter 2015 noninterest expenses increased $224,000, or 2.8% as compared to fourth quarter 2014 which included acquisition charges of $29,000. Exclusive of the acquisition charges, the fourth quarter 2015 noninterest expenses increased $253,000 or 3.1% as compared to the same quarter in 2014 mainly consisting of increases in expenses associated with other real estate, computer/data processing and rewards checking accounts. The increase in expenses associated with computer/data processing is a reclassification from previously being included in occupancy expense. The expense associated with rewards checking accounts have been more than offset from increased service charges on these accounts.

Fully taxable-equivalent (“FTE”) net interest income totaled $9.8 million and $9.1 million for the fourth quarter of 2015 and 2014, respectively. The FTE net interest income increased $709,000 in prior year quarterly comparison primarily due to an increase in interest earned on loans. The purchase accounting adjustments had a difference of $8,000 on net interest income for the fourth quarter comparisons. Fourth quarter 2015 net interest margin of 3.81% includes 4 bps related to purchase accounting adjustments.

Investment securities totaled $255.0 million, or 22.3% of total assets at December 31, 2015, versus $270.2 million, or 24.7% of total assets at December 31, 2014. The average volume of investment securities decreased $20.6 million in prior year quarterly comparison. The average tax equivalent yield on investment securities increased 7 basis points, from 2.60% to 2.67%. The investment portfolio had a net unrealized gain of $1.6 million at December 31, 2015 as compared to $2.3 million at September 30, 2015.

The average yield on all earnings assets increased 4 basis points in prior year quarterly comparison, from 4.09% for the fourth quarter of 2014 to 4.13% for the fourth quarter of 2015 and this increase was enhanced by a decrease in average interest expense of 2 basis points from 0.41% for the fourth quarter of 2014 to 0.39% for the fourth quarter of 2015.

Fourth Quarter 2015 vs Third Quarter 2015 Earnings Comparison

In sequential-quarter comparison, net earnings available to common shareholders increased $132,000 to $2.3 million.

Noninterest income decreased $79,000 in sequential-quarter comparison mainly consisting of decreases in service charges on deposit accounts and mortgage income.

Noninterest expenses increased $298,000 in sequential-quarter comparison mainly consisting of increases in marketing, salaries and employee benefits as well as other non-interest expense. Salaries and employee benefits included year end related payments as well as payroll for The Mortgage Connection.

FTE net interest income increased $334,000 to $9.8 million from $9.5 million in sequential-quarter comparison. The $318,000 increase in loan income was not impacted by accretion related to purchase accounting adjustments.

The average yield on all earnings assets increased 3 basis points in sequential-quarter comparison, from 4.10% for the third quarter of 2015 to 4.13% for the fourth quarter of 2015. Increased average loan growth of $25.2 million contributed to the overall increase in the earning asset yield.

Year-Over-Year Earnings Comparison

For the year ended December 31, 2015 total loans increased $67.9 million, a growth rate of 9.6%. Portfolio mix remained relatively consistent year over year with broad based growth across portfolio segments. Total deposits for the year ended December 31, 2015 increased $23.9 million, a growth rate of 2.7%.

In year-over-year comparison, net earnings available to common shareholders increased $2.2 million, from $6.3 million at December 31, 2014 to $8.5 million at December 31, 2015, an increase of 35.3%.

Excluding non-operating income, increases in non-interest income consisted of a $341,000 increase in interchange fee income and an increase in service charges on deposit accounts of $191,000 which was partially offset by a decrease of $446,000 in mortgage banking fees. Excluding the non-operating expenses in 2014, the increase in non-interest expense primarily included increases of $1,075,000 in salaries and employee benefits with approximately $500,000 associated with the acquisition of Bay Bank and The Mortgage Connection.

In year-over-year comparison, FTE net interest income increased $3,484,000. Interest income on loans increased $3,944,000 which does not include purchase accounting adjustments on acquired loans.

Interest expense increased $234,000 in year-over-year comparison primarily due to increased interest-bearing liabilities.

Dividends

The Board of Directors of The First Bancshares, Inc. announced a cash dividend was declared in the amount of $0.0375 per share to be paid on its common stock on February 25, 2016 to shareholders of record as of the close of business on February 9, 2016.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, the First has operations in south Mississippi, Louisiana and south Alabama. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Forward Looking Statements

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

FIRST BANCSHARES, INC and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)
	Quarter	Quarter	Quarter	Quarter	Quarter
EARNINGS DATA	Ended	Ended	Ended	Ended	Ended
	12/31/15	9/30/15	6/30/15	3/31/15	12/31/14
Total Interest Income	$10,417	$10,080	$10,022	$9,683	$9,662
Total Interest Expense	804	793	806	804	791
Net Interest Income	9,613	9,287	9,216	8,879	8,871
FTE net interest income	9,846	9,512	9,454	9,137	9,137
Provision for loan losses	10	250	-	150	152
Non-interest income	1,903	1,982	1,854	1,850	2,055
Non-interest expense	8,275	7,977	8,092	7,818	8,051
Earnings before income taxes	3,231	3,042	2,978	2,761	2,723
Income tax expense	873	815	793	732	682
Net earnings	2,358	2,227	2,185	2,029	2,041
Dividends and accretion on preferred stock	85	86	86	85	86
Net earnings available to common shareholders	$2,273	$2,141	$2,099	$1,944	$1,955

PER COMMON SHARE DATA
Basic earnings per share	$0.42	$0.40	$0.39	$0.36	$0.37
Diluted earnings per share	0.42	0.39	0.39	0.36	0.36
Diluted earnings per share, operating*	0.40	0.39	0.39	0.34	0.34
Quarterly dividends per share	.0375	.0375	.0375	.0375	.0375
Book value per common share at end of period	16.05	15.72	15.13	15.19	14.88
Tangible common book value at period end	13.10	13.02	12.41	12.46	12.10
Market price at end of period	18.34	17.47	16.65	16.26	14.51
Shares outstanding at period end	5,376,665	5,376,665	5,374,415	5,374,415	5,316,176
Weighted average shares outstanding:
Basic	5,376,665	5,374,790	5,366,495	5,358,576	5,314,743
Diluted	5,449,851	5,441,980	5,424,242	5,415,100	5,357,644

AVERAGE BALANCE SHEET DATA
Total assets	$1,131,924	$1,109,944	$1,119,648	$1,127,349	$1,073,287
Loans and leases	757,036	731,818	728,416	705,752	678,252
Total deposits	946,849	953,229	973,776	932,401	891,168
Total common equity	84,122	82,045	79,986	79,722	73,335
Total tangible common equity*	69,514	67,492	65,334	64,967	58,758
Total equity	101,245	99,168	97,109	96,845	90,458

SELECTED RATIOS
Annualized return on avg assets	.83%	.80%	.78%	.72%	.76%
Annualized return on avg assets, operating*	.76%	.78%	.75%	.66%	.68%
Annualized return on avg common equity, operating*	10.27%	10.44%	10.50%	9.33%	9.88%
Annualized return on avg tangible common equity, oper*	12.43%	12.69%	12.85%	11.45%	12.34%
Average loans to average deposits	79.95%	76.77%	74.80%	75.69%	76.11%
Taxable-equivalent net interest margin	3.81%	3.79%	3.71%	3.60%	3.76%
Efficiency Ratio	70.43%	69.40%	71.56%	71.16%	71.94%

CREDIT QUALITY
Allowance for loan losses (ALLL) as a % of total loans	.87%	.90%	.88%	.83%	.87%
Nonperforming assets to tangible equity + ALLL	11.55%	13.28%	12.33%	12.70%	13.29%
Nonperforming assets to total loans + ORE	1.40%	1.66%	1.51%	1.58%	1.64%
Annualized QTD net charge-offs (recoveries) to total loans	(0.002%)	(0.03%)	(0.27%)	.18%	.08%
*See reconciliation of Non-GAAP financial measures

FIRST BANCSHARES, INC and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)
	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
BALANCE SHEET	2015	2015	2015	2015	2014
Assets
Cash and cash equivalents	$41,259	$65,233	$62,021	$94,474	$44,618
Securities available-for-sale	239,732	239,631	236,476	246,842	254,744
Securities held-to-maturity	7,092	7,233	7,651	7,829	8,193
Other investments	8,135	6,249	5,787	7,235	7,234
Total investment securities	254,959	253,113	249,914	261,906	270,171
Loans held for sale	3,974	1,058	1,864	1,657	2,103
Total loans	772,515	746,588	731,037	716,359	704,531
Allowance for loan losses	(6,747)	(6,734)	(6,419)	(5,928)	(6,095)
Loans, net	765,768	739,854	724,618	710,431	698,436
Premises and equipment	33,623	33,610	33,571	33,769	34,810
Other Real Estate	3,083	4,104	4,116	4,598	4,654
Goodwill and other intangibles	15,891	14,490	14,691	14,691	14,791
Other assets	26,574	26,387	26,953	24,622	24,182
Total assets	$1,145,131	$1,137,849	$1,117,648	$1,146,148	$1,093,768

Liabilities and Shareholders’ Equity
Non-interest bearing deposits	$189,445	$187,542	$193,810	$203,766	$201,362
Interest-bearing deposits	727,250	776,298	768,289	780,877	691,413
Total deposits	916,695	963,840	962,099	984,643	892,775
Borrowings	110,321	58,986	43,991	49,446	89,450
Subordinated debentures	10,310	10,310	10,310	10,310	10,310
Other liabilities	4,369	3,091	2,814	2,708	5,017
Total liabilities	1,041,695	1,036,227	1,019,214	1,047,382	997,552
Total shareholders’ equity	103,436	101,622	98,434	98,766	96,216
Total liabilities and shareholders’ equity	$1,145,131	$1,137,849	$1,117,648	$1,146,148	$1,093,768

FIRST BANCSHARES, INC and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)
EARNINGS STATEMENT	Three Months Ended
	12/31/15	9/30/15	6/30/15	3/31/15	12/31/14
Interest Income:
Loans, including fees	$8,874	$8,556	$8,461	$8,147	$8,071
Investment securities	1,472	1,438	1,474	1,512	1,534
Accretion of purchase accounting adjustments	59	73	71	1	51
Other interest income	12	13	16	23	6
Total interest income	10,417	10,080	10,022	9,683	9,662

Interest Expense:
Deposits	657	693	704	679	678
Borrowings	131	100	102	127	114
Subordinated debentures	47	47	46	45	46
Accretion of purchase accounting adjustments	(31)	(47)	(46)	(47)	(47)
Total interest expense	804	793	806	804	791

Net interest income	9,613	9,287	9,216	8,879	8,871
Provision for loan losses	10	250	-	150	152
Net interest income after provision for loan losses	9,603	9,037	9,216	8,729	8,719

Non-interest Income:
Service charges on deposit accounts	674	737	591	568	608
Mortgage Income	245	341	357	334	445
Interchange Fee Income	650	611	612	571	561
Gain (loss) on securities, net	-	-	-	-	(4)
Gain on sale of premises and equipment	-	-	-	110	-
BEA award, net	152	-	-	-	223
Other charges and fees	182	293	294	267	222
Total non-interest income	1,903	1,982	1,854	1,850	2,055

Non-interest expense:
Salaries and employee benefits	4,670	4,628	4,613	4,626	4,551
Occupancy expense	1,107	1,136	1,137	1,109	1,156
FDIC premiums	243	241	241	241	271
Marketing	150	64	161	62	160
Amortization of core deposit intangibles	100	100	100	100	100
Other professional services	377	318	379	258	412
Other non-interest expense	1,628	1,490	1,461	1,422	1,401
Total Non-interest expense	8,275	7,977	8,092	7,818	8,051
Earnings before income taxes	3,231	3,042	2,978	2,761	2,723
Income tax expense	873	815	793	732	682
Net earnings	2,358	2,227	2,185	2,029	2,041
Dividends and accretion on preferred stock	85	86	86	85	86
Net earnings available to common shareholders	$2,273	$2,141	$2,099	$1,944	$1,955

Earnings per common share, diluted	$0.42	$0.39	$0.39	$0.36	$0.36
Operating earnings per common share, diluted*	$0.42	$0.39	$0.39	$0.34	$0.34
*See reconciliation of Non-GAAP financial measures

FIRST BANCSHARES, INC and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)
	Dec 31,	Percent	Sept 30,	June 30,	Mar 31,	Dec 31,	Percent
COMPOSITION OF LOANS	2015	of Total	2015	2015	2015	2014	of Total
Commercial, financial and agricultural	$129,197	16.6%	$123,872	$116,352	$110,806	$106,109	15.0%
Real estate – construction	99,161	12.8%	85,769	93,152	93,168	84,935	12.0%
Real estate – commercial	253,309	32.6%	251,631	245,537	242,969	238,602	33.8%
Real estate – residential	272,180	35.1%	265,763	259,610	254,844	256,406	36.3%
Lease Financing Receivable	2,650.3%		2,303	-	-	-	-
Consumer	16,018	2.1%	17,250	16,386	14,572	18,479	2.6%
Loans held for sale	3,974.5%		1,058	1,864	1,657	2,103	0.3%
Total loans	$776,489	100%	$747,646	$732,901	$718,016	$706,634	100%

	Dec 31,	Percent	Sept 30,	June 30,	Mar 31,	Dec 31,	Percent
COMPOSITION OF DEPOSITS	2015	of Total	2015	2015	2015	2014	of Total
Noninterest bearing	$189,445	20.7%	$187,542	$193,810	$203,766	$201,362	22.6%
NOW and other	373,687	40.8%	411,893	393,596	404,605	301,721	33.8%
Money Market/Savings	174,090	19.0%	181,861	185,033	183,048	183,633	20.6%
Time Deposits of less than $100,000	73,865	8.0%	75,022	77,815	80,606	85,365	9.6%
Time Deposits of $100,000 or more	105,608	11.5%	107,522	111,845	112,618	120,694	13.4%
Total Deposits	$916,695	100%	$963,840	$962,099	$984,643	$892,775	100%

	Dec 31,		Sept 30,	June 30,	Mar 31,	Dec 31,
ASSET QUALITY DATA	2015		2015	2015	2015	2014
Nonaccrual loans	$7,368		$7,949	$6,513	$5,995	$6,056
Loans past due 90 days and over	29		6	92	426	669
Total nonperforming loans	7,397		7,955	6,605	6,421	6,725
Other real estate	3,083		4,104	4,116	4,598	4,654
Nonaccrual securities	408		408	408	408	250
Total nonperforming assets	$10,888		$12,467	$11,129	$11,427	$11,629

Nonperforming assets to total assets	.95%		1.10%	1.00%	1.00%	1.06%
Nonperforming assets to total loans + ORE	1.40%		1.66%	1.51%	1.58%	1.64%
ALLL to nonperforming loans	91.21%		84.65%	97.18%	92.32%	90.63%
ALLL to total loans	.87%		.90%	.88%	.83%	.87%

Quarter-to-date net charge-offs (recoveries)	$(3)		$(65)	$(490)	$316	$141
Annualized QTD net chg/offs (recs) to loans	(0.002%)		(0.03%)	(0.27%)	.18%	.08%

FIRST BANCSHARES, INC and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

Yield	Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended
Analysis	December 31, 2015			September 30, 2015			June 30, 2015			March 31, 2015			December 31, 2014
		Tax			Tax			Tax			Tax			Tax
	Avg	Equivalent	Yield/	Avg	Equivalent	Yield/	Avg	Equivalent	Yield/	Avg	Equivalent	Yield/	Avg	Equivalent	Yield/
	Balance	interest	Rate	Balance	interest	Rate	Balance	interest	Rate	Balance	interest	Rate	Balance	interest	Rate

Taxable securities	$177,964	$1,006	2.26%	$172,478	$976	2.26%	$179,580	$991	2.21%	$184,401	$992	2.15%	$189,691	$998	2.10%
Tax-exempt securities	75,570	685	3.63%	74,807	662	3.54%	79,568	702	3.53%	81,717	759	3.72%	84,413	783	3.71%
Total investment securities	253,534	1,691	2.67%	247,285	1,638	2.65%	259,148	1,693	2.61%	266,118	1,751	2.63%	274,106	1,781	2.60%
Fed funds sold	405	1	0.99%	5,502	13	0.95%	6,702	16	0.95%	16,248	23	0.57%	408	6	5.88%
Int bearing deposits in other banks	21,601	25	0.46%	20,613	25	0.49%	24,089	19	0.32%	27,430	19	0.28%	18,270	19	0.42%
Loans	757,036	8,933	4.72%	731,818	8,629	4.72%	728,416	8,532	4.69%	705,752	8,148	4.62%	678,252	8,122	4.79%
Total Interest earning assets	1,032,576	10,650	4.13%	1,005,218	10,305	4.10%	1,018,355	10,260	4.03%	1,015,548	9,941	3.92%	971,034	9,928	4.09%
Other assets	99,348			104,726			101,293			111,801			102,253
Total assets	$1,131,924			$1,109,944			$1,119,648			$1,127,349			$1,073,287

Interest-bearing liabilities:
Deposits	$752,098	$626	0.33%	$759,939	$646	0.34%	$772,837	$658	0.34%	$736,199	$632	0.34%	$693,657	$630	0.36%
Repo	5,000	48	3.84%	5,000	48	3.84%	5,000	48	3.84%	5,000	48	3.84%	5,000	49	3.92%
Fed funds purchased	1,984	6	1.21%	661	2	1.21%	1,180	3	1.02%	108	-	0.00%	1,645	4	0.97%
FHLB	60,961	77	0.51%	37,716	50	0.53%	27,117	51	0.75%	78,892	78	0.40%	63,040	62	0.39%
Subordinated debentures	10,310	47	1.82%	10,310	47	1.82%	10,310	46	1.78%	10,310	45	1.75%	10,310	46	1.78%
Total interest bearing liabilities	830,353	804	0.39%	813,626	793	0.39%	816,444	806	0.39%	830,509	804	0.39%	773,652	791	0.41%
Other liabilities	200,326			197,150			206,095			199,995			209,177
Shareholders' equity	101,245			99,168			97,109			96,845			90,458
Total liabilities and shareholders' equity	$1,131,924			$1,109,944			$1,119,648			$1,127,349			$1,073,287

Net interest income (TE)		$9,846	3.74%		$9,512	3.71%		$9,454	3.64%		$9,137	3.53%		$9,137	3.68%
Net interest margin			3.81%			3.79%			3.71%			3.60%			3.76%

Core net interest margin*			3.77%			3.73%			3.66%			3.57%			3.72%

FIRST BANCSHARES, INC and SUBSIDIARIES
Reconcilement of Non-GAAP Financial Measures (unaudited)
(in thousands except per share data)
	Three Months Ended
	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
Per Common Share Data	2015	2015	2015	2015	2014
Book value per common share	$16.05	$15.72	$15.13	$15.19	$14.88
Effect of intangible assets per share	2.95	2.70	2.72	2.73	2.78
Tangible book value per common share	$13.10	$13.02	$12.41	$12.46	$12.10

Diluted earnings per share	$0.42	$0.39	$0.39	$0.36	$0.36
Effect of gain on sale of other securities, after-tax	-	-	-	-	-
Effect of gain on sale of bank premises, after-tax	-	-	-	(0.02)	-
Effect of BAE, after-tax	(0.02)	-	-	-	(0.02)
Effect of acquisition charges, after-tax	-	-	-	-	-
Diluted earnings per share, operating	$0.40	$0.39	$0.39	$0.34	$0.34

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
Average Balance Sheet Data	2015	2015	2015	2015	2014
Total average assets A	$1,131,924	$1,109,944	$1,119,648	$1,127,349	$1,073,287

Total equity	$101,245	$99,168	$97,109	$96,845	$90,458
Less preferred equity	17,123	17,123	17,123	17,123	17,123
Total common equity B	84,122	82,045	79,986	79,722	73,335
Less intangible assets	14,608	14,553	14,652	14,755	14,577
Tangible common equity C	$69,514	$67,492	$65,334	$64,967	$58,758

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
Core Net Interest Margin	2015	2015	2015	2015	2014
Net interest income (TE)	$9,846	$9,512	$9,454	$9,137	$9,137
Less purchase accounting adjustments	90	120	117	48	98
Net interest income, net of purchase accounting adj D	$9,756	$9,392	$9,337	$9,089	$9,039

Total average earning assets	$1,032,576	$1,005,218	$1,018,355	$1,015,548	$971,034
Add average balance of loan valuation discount	1,583	1,657	1,727	1,730	1,780
Avg earning assets, excluding loan valuation discount E	$1,034,159	$1,006,875	$1,020,082	$1,017,278	$972,814

Core net interest margin D/E	3.77%	3.73%	3.66%	3.57%	3.72%

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
Return Ratios	2015	2015	2015	2015	2014
Net earnings F	$2,358	$2,227	$2,185	$2,029	$2,041
Dividends and accretion on preferred stock	85	86	86	85	86
Net earnings available to common shareholders	2,273	2,141	2,099	1,944	1,955
Gain on sale of other securities, after-tax	-	-	-	-	-
Gain on sale of premises and equipment, after-tax	-	-	-	(84)	-
BAE, after-tax	(112)	-	-	-	(165)
Acquisition charges, after-tax	-	-	-	-	22
Net earnings available to common shareholders, oper G	$2,161	$2,141	$2,099	$1,860	$1,812

Annualized return on avg assets F/A	.83%	.80%	.78%	.72%	.76%
Annualized return on avg assets, oper G/A	.76%	.78%	.75%	.66%	.68%
Annualized return on avg common equity, oper G/B	10.27%	10.44%	10.50%	9.33%	9.88%
Annualized return on avg tangible common equity, oper G/C	12.43%	12.69%	12.85%	11.45%	12.34%

Certain financial information included in the earnings release and the associated Condensed Consolidated Financial Information (unaudited) is determined by methods other than in accordance with GAAP.

We use non-GAAP measures because we believe they are useful for evaluating our financial condition with a meaningful measure for assessing our financial condition as well as comparison to financial results for prior periods. These results should not be viewed as a substitute for results determined in accordance with GAAP, and are necessarily comparable to non-GAAP performance measures that other companies may use.

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole
Chief Executive Officer
or
Dee Dee Lowery, 601-268-8998
Chief Financial Officer